File No. 70-8553

(Increase Stock Issuance Authorization)

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM U-1

APPLICATION - DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, Maryland 21740-1766

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Allegheny Energy, Inc.

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          Thomas K. Henderson, Esquire                             Carolyn Russ
          Vice President and General Counsel                      Senior Counsel
          Allegheny Energy, Inc.                                          Allegheny Energy Service Corporation
          10435 Downsville Pike                                          10435 Downsville Pike
          Hagerstown, Maryland 21740-1766                      Hagerstown, Maryland 21740-1766

Anthony Wilson
Senior Counsel
Allegheny Energy Service Corporation
10435 Downsville Pike
Hagerstown, Maryland 21740-1766

Item 1. Description of Proposed Transaction

          Now comes Allegheny Energy, Inc. ("Allegheny" or "Company"), a registered public utility holding company located in Hagerstown, Maryland, and files this Post-Effective Amendment No. 1 to its Application-Declaration filed in this file on January 18, 1995 pertaining to the Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Ownership and Savings Plan (hereinafter collectively referred to as the "DRISP and ESOSP U-1").  Due to recent downgrades from the financial community and the resulting drop in Allegheny's stock price, Allegheny seeks authority to issue additional shares pursuant to the Company's benefit plan and to its outside directors.  Allegheny seeks expedited treatment of this request.  Accordingly, Allegheny seeks an order not later than March 20, 2003 authorizing it to issue additional shares as more fully described below.

          In support of this application, Allegheny submits the following information, which is added to the end of Item 1 of the DRISP and ESOSP U-1:

    Allegheny's order in the DRISP and ESOSP U-1 was issued on March 22, 1995, Holding Company Act Release No. (HCAR No.) 26255.  In that order, the Company was authorized to issue a total of 6, 025,000 additional shares of common stock for purposes of the DRISP and ESOSP and for outside directors.[1]

          Allegheny requests authority to issue from time to time a total of not more than 20,500,000 additional shares of its authorized and unissued common stock, par value $1.25 per share, as follows: 20,000,000 shares (hereinafter the "ESOSP Additional Common Stock") pursuant to its Employee Stock Ownership and Savings Plan[2] (hereinafter the "ESOSP"); and 500,000 shares (hereinafter the "Outside Directors' Additional Common Stock") to its Outside Directors as part of their compensation package.

          As of October 1, 2002, 126,304,891 shares of AE's common stock were outstanding.  AE's charter authorizes up to 260,000,000 shares.

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1 Previously, in orders dated August 5, 1977, April 29, 1980, June 23, 1983, June 19, 1984, March 17, 1987 and September 14, 1990 (HCAR Nos. 20131, 21542, 22985, 23333, 24344 and 25150, respectively), the Securities and Exchange Commission authorized AE to issue and sell an aggregate of 12,000,000 shares, par value $2.50, under the Dividend Plan and the ESOSP.  The aggregate number of authorized shares of common stock was increased to 24,000,000 shares of common stock, $1.25 par value, as a result of a 2 for 1 stock split effective November 4, 1993.  (See HCAR No. 25911).

2 The ESOSP was formerly called the Tax Reduction Act Employee Stock Ownership Plan ("TRASOP") and the Tax Credit Employee Stock Ownership Plan ("PAYSOP").

  The ESOSP

            The ESOSP, a copy of which was previously attached hereto as Exhibit B-2, is comprised of a Stock Ownership Plan and a Savings Plan.  AE proposes to issue ESOSP Additional Common Stock to the trust (or pay cash which shall be used to purchase AE common stock) at least quarterly in an amount equal in value to fifty percent of a member's contribution (not to exceed three percent of such Member's Compensation) under the Savings Plan, all as more fully set forth in Section 4.2 of the ESOSP.  The ESOSP Additional Common Stock issued to the trust for purposes of the Savings Plan will be in consideration for the past labor and services of qualified employees of AE and its subsidiaries.  The Company proposes to issue from time to time up to 20,000,000 additional shares pursuant to the ESOSP.

            All costs of administration of the ESOSP, in excess of those allowed to be paid from contributions to the trust, will be paid by all the participating subsidiaries of AE.

  Outside Directors' Stock

          Each member of AE's Board of Directors who is not, at any time during his service as a director, an employee of AE or any of its subsidiaries (hereinafter "Outside Director") receives as part of his compensation an annual payment, consisting of $12,000 worth of AE common stock.  This award is in addition to the annual retainer and committee fees, as further compensation for his or her services as a member of the Board of Directors of AE.  The purpose of the award being paid out in stock is to attract highly qualified individuals to serve as non-employee directors on the Board of Directors of AE and to further align each non-employee director's interests with those of AE's shareholders by increasing the amount of AE stock each director owns.  One-half of the award ($6,000) is normally paid out in February and in August.  The dollar amount is converted into a whole number of shares, which are then awarded to each outside director.  The remaining cash, if any, that is less than the value of one share, is also given to each outside director at that time.

          AE is requesting to issue from time to time up to 500,000 additional shares of common stock to the Outside Directors.  Shares of common stock awarded to the Outside Directors may be either authorized and unissued shares, or previously issued shares which are reacquired by AE and held as treasury shares, or acquired by an Independent Agent on the open market.

          Except as described herein, no associate company or affiliate of AE or any affiliate of any such associate company has any material interest, directly or indirectly, in the proposed transaction.

Item 2. Fees, Commissions and Expenses

          Estimated fees, commissions and expenses to be incurred in connection with this Post-Effective Amendment No. 1 are estimated to be $20,000 in addition to the estimate of fees, commissions and expenses set forth in the DRISP and ESOSP U-1.

Item 3. Applicable Statutory Provisions

          The applicant is informed by counsel that Sections 6(a) and 7 of the Public Utility Holding Company Act of 1935 are considered applicable to the proposed transactions.  To the extent that the proposed transactions are considered by the Commission to require authorization, exemption or approval under any section of the Act or the rules and regulations other than those set forth above, request for such authorization, exemption or approval is hereby made.

Item 4. Regulatory Approval

          No other state or federal regulatory approval, except for that of the Securities and Exchange Commission, is required in connection with the proposed transactions described in this Post-Effective Amendment No. 1 to Application-Declaration.  The ESOSP previously has been qualified by the Internal Revenue Service.

Item 5. Procedure

          It is requested, pursuant to Rule 23(c) of the Commission's Rules and Regulations, that the Commission's Order granting the relief sought in this Post-Effective Amendment No. 1 to Application-Declaration be issued on or before March 14, 2003.  There should be no recommended decision by a hearing officer or any other responsible officer of the Commission, and no 30-day waiting period between the issuance of the Commission's Order and its effective date. AE consents to the Office of Corporate Regulation assisting in the preparation of the Commission's Decision and/or Order in this matter, unless the Office opposes the proposed transactions.

Item 6. Exhibits and Financial Statements

          The following exhibits and financial statements are filed as part of this statement:

           (a)     Exhibits

                           F-1     Opinion of Counsel

                           H        Form of Notice

           (b)     Financial Statements

                    1.1   Consolidated Balance Sheet of Allegheny Energy, Inc. as of December 31,
                            2001 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2001, File No. 1-267);

                    1.2   Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2001 (incorporated by reference to Allegheny's Form
                            10-K for the fiscal year ended December 31, 2001, File No. 1-267);

                    2.1   Consolidated Balance Sheet of Allegheny Energy, Inc. as of September 30,
                            2002 (incorporated by reference to Allegheny's Form 8-K dated December 19,
                            2002, File No. 1-267); and,

                    2.2   Consolidated Statement of Operations of Allegheny Energy, Inc. for the nine months ended September 30, 2002 (incorporated by reference to Allegheny's
                            Form 8-K dated December 19, 2002, File No. 1-267).

Item 7. Information as to Environmental Effects

           (a)     For the reasons set forth in Item 1, the authorization applied for herein does not require major federal action significantly affecting the quality of the human environment for purposes of Section 102(2)(c) of the National Environmental Policy
                   Act (42 U.S.C. 4232(2)(c)).

           (b)     Not applicable.

SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned has duly caused this Post-Effective Amendment No. 1 to Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 18, 2003	ALLEGHENY ENERGY, INC. By: /S/ THOMAS K. HENDERSON Thomas K. Henderson Vice President